EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Chelsea Property Group, Inc. for the registration of 1,340,755 shares of its common stock and to the incorporation by reference therein of our reports (a) dated February 21, 2003, with respect to the consolidated financial statements and schedule of Chelsea Property Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, (b) dated October 18, 2002, with respect to the combined statement of revenues and certain expenses of Albertville Factory Outlets and Johnson Creek Factory Outlets for the year ended December 31, 2001 included in the Current Report on Form 8-K dated December 19, 2002, (c) dated November 11, 2002, with respect to the combined statement of revenue and certain expenses of the New Plan Acquired Properties for the year ended December 31, 2001 included in the Current Report on Form 8-K dated December 19, 2002, (d) dated May 23, 2003, with respect to the statement of revenue and certain expenses of The Crossings Factory Stores for the year ended December 31, 2002 included in the Cerrent Report on Form 8-K dated August 1, 2003 and (e) dated June 30, 2003, with respect to the combined statement of revenues and certain expenses of the Las Vegas Outlet World and Memphis Outlet World for the year ended December 31, 2002 included in the current report on Form 8-K dated August 1, 2003, each filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

New York, New York
November 14, 2003